Exhibit 99.1

ACCURAY AND CHINA ISOTOPE AND RADIATION CORPORATION ENTER JOINT VENTURE CONTRACT TO MANUFACTURE AND SELL RADIATION ONCOLOGY SYSTEMS IN CHINA

Joint Venture Uniquely Positioned to Serve World’s Largest Growth Market for Radiation Oncology Systems

Conference Call Today at 6:00 a.m. PT/ 9:00 a.m. ET

SUNNYVALE, CALIFORNIA & Tianjin, CHINA, JANUARY 28, 2019 – Accuray Asia Limited, a subsidiary of Accuray Incorporated (NASDAQ: ARAY), and CNNC High Energy Equipment (Tianjin) Co., Ltd., a subsidiary of China Isotope and Radiation Corporation (HKSE: 01763), today announced the formation of a joint venture (“JV”) to manufacture and sell radiation oncology systems in China. Under the terms of the agreement, CIRC’s subsidiary will own 51% of the JV and Accuray’s subsidiary will own the remaining 49%. Accuray and CIRC believe that the JV, which will operate under the name CNNC Accuray (Tianjin) Medical Technology Co., Ltd., will be uniquely positioned to serve the world’s largest growth market for radiation oncology systems by helping to meet critical market demand as stipulated by the Ministry of Health of the People’s Republic of China, as well as addressing longer-term unmet needs. Additionally, by leveraging the strengths and capabilities of both Accuray and CIRC, CNNC Accuray (Tianjin) Medical Technology Co., Ltd. is designed to have a competitive advantage through its locally branded and manufactured innovative radiation therapy products.

CIRC has long-admired Accuray’s transformative technology in helping cancer patients live longer, better lives. The Company looks forward to the new JV providing leading-edge technologies and delivering a full range of radiation therapy and radiosurgery treatments to the Chinese medical professionals and their patients. In a few years, as the JV attains China-based manufacturing, CNNC Accuray (Tianjin) Medical Technology Co., Ltd. will be uniquely positioned within the local radiation oncology industry and viewed in China as an authentic Chinese brand and manufacturer.

“Today’s announcement, which follows an extensive, 18-month evaluation process, advances Accuray’s mission to bring innovative, life-saving radiation products to cancer patients. We believe that by uniting CIRC’s strong market access, significant local manufacturing experience and extensive infrastructure in China combined with Accuray’s precise, innovative treatment solutions, the JV will be ideally positioned to effectively address unmet patient needs and improve lives in the world’s largest market for radiation oncology,” said Joshua H. Levine, president and chief executive officer of Accuray.

The JV will be located in Tianjin, China and sales operations are expected to begin toward the end of calendar 2019. During the interim period, Accuray’s current Chinese distributor will continue its efforts to maximize orders and revenue. Accuray and CIRC believe that CIRC’s market position from both a regulatory and commercial perspective will benefit the joint venture and allow greater market access to the recent China quotas and licenses released on October 29, 2018 for 188 Type A radiotherapy systems and 1,208 Type B radiotherapy systems through the end of calendar 2020.

CNNC Accuray (Tianjin) Medical Technology Co., Ltd. will be governed by a seven-member Board of Directors, four of whom will be appointed by CIRC and three of whom will be appointed by Accuray.

Conference Call Details

Accuray will host a conference call beginning at 6:00 a.m. PT/9:00 a.m. ET today to discuss the joint venture. Conference call dial-in information is as follows:

U.S. callers: (855) 867-4103

International callers: (262) 912-4764

Conference ID Number (U.S. and international): 6899809

Individuals interested in listening to the live conference call via the Internet may do so by logging on to Accuray's website, www.accuray.com. In addition, a taped replay of the conference call will be available beginning approximately two hours after the call's conclusion and available for seven days. The replay telephone number is (855) 859-2056 (USA) or (404) 537-3406 (International), Conference ID: 6899809. An archived webcast will also be available at Accuray's website

About Accuray

Accuray Incorporated (NASDAQ: ARAY) is a radiation oncology company that develops, manufactures and sells precise, innovative treatment solutions that set the standard of care with the aim of helping patients live longer, better lives. The company's leading-edge technologies deliver the full range of radiation therapy and radiosurgery treatments.

About CIRC

CIRC is 73.83% owned by China National Nuclear Corporation (CNNC), the leading nuclear technology conglomerate in China. CIRC was established in 1983 and is based in Beijing. The Stock trades on Hong Kong stock exchange (July 2018 IPO).

CIRC is the leader in the field of isotopes and irradiation technology applications in China and the largest manufacturer of imaging diagnostic and therapeutic radiopharmaceuticals, UBT kits and analyzers and radioactive source products in China (as of 2017). As of December 31, 2017, sales network covered more than 10,000 hospitals and other medical institutions across more than 30 provinces.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release relate, but are not limited, to the JV’s positioning in, and ability to serve, the China market; the JV’s anticipated competitive advantage in the China market; the products and technologies to be offered by the JV; the anticipated timing of the JV’s sales and manufacturing operations; the anticipated perception of the JV in China as an authentic Chinese brand and manufacturer; the effect of CIRC’s market position on market access for the JV; and Accuray's leadership position in radiation oncology innovation and technologies.  These forward-looking statements involve risks and uncertainties.  If any of these risk or uncertainties materialize, or if any of

Accuray's assumptions prove incorrect, actual results could differ materially from the results express or implied by these forward-looking statements.  These risks and uncertainties include, but are not limited to, the inability to commence operations of the JV in a timely manner; disruptions resulting from operationalizing the JV; the JV’s ability to obtain necessary licensure; market acceptance of Accuray and the JV’s products in China; the JV’s ability to develop a locally branded product that meets customers’ needs and competes favorably in the China market; geopolitical factors; risks and uncertainties related to the JV’s customers being able to procure China Class A or Class B licenses; and such other risks identified under the heading "Risk Factors" in Accuray's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the "SEC") on November 6, 2018 , and as updated periodically with the company's other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to Accuray at the time those statements are made and/or management's good faith belief as of that time with respect to future events.  Accuray assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not put undue reliance on any forward-looking statements.

   Contacts:

Accuray Investor Contacts:
Brian Moore
EVC Group LLC
310-770-0389

bmoore@evcgroup.com

Michael Polyviou
EVC Group LLC
732-933-2754
mpolyviou@evcgroup.com

Accuray Media Contact:
Beth Kaplan
Accuray Incorporated
+1 (408) 789-4426
bkaplan@accuray.com